Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 21, 2022, with respect to the consolidated financial statements of Somerset Savings Bank, SLA and Subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ BAKER TILLY US, LLP

Iselin, New Jersey

July 10, 2023